Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-127032, 333-145548, 333-162107, and 333-183574) on Forms S-8 and Registration Statements (Nos. 333-177566 and 333-181128) on Forms S-3 of Western Alliance Bancorporation of our report dated March 1, 2013 relating to our audits of the consolidated financial statements and internal control over final reporting which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2012.

/s/ McGLADREY LLP

Phoenix, Arizona

March 1, 2013